UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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BroadVision, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued on November 7, 2005:

FOR IMMEDIATE RELEASE

BroadVision Contact:

Bill Meyer
650.542.5100
ir1@broadvision.com

BroadVision, Inc. Announces Further Extension of

Stockholder Voting Period

REDWOOD CITY, CALIF. — November 7, 2005 — BroadVision, Inc. (Nasdaq-BVSN) announced today that in order to extend the period during which stockholders may submit proxies, the Company has adjourned its special stockholder meeting until November 11, 2005, when the special meeting will reconvene at 10:00 a.m., local time, at BroadVision’s offices at 585 Broadway, Redwood City, California. Previously, the Company had adjourned its special stockholder meeting from October 12, 2005 to October 26, 2005 and again from October 26, 2005 to November 4, 2005.

The purpose of the special meeting is to vote upon the approval and adoption of the merger agreement providing for the acquisition of BroadVision by a newly formed portfolio company of Vector Capital, a San Francisco-based private equity firm. If the transaction is approved, the other closing conditions are met or waived and the merger is completed, BroadVision’s stockholders will receive $0.84 per share in cash and BroadVision will operate going forward as a privately held, independent software vendor.

BroadVision mailed proxy statements to all stockholders of record on or about September 15, 2005 and encourages stockholders to complete and return the accompanying proxy card prior to the date of the adjourned meeting. As of November 4, 2005 at 10:00 a.m., BroadVision had received proxies for approximately 14.0 million of the nearly 17.2 million shares required to achieve a quorum. Of the shares voted to date, over 92% are in favor of the transaction.

The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares as of the record date for the special meeting. Under the terms of the merger agreement, either party may terminate the agreement subsequent to December 31, 2005 if the merger has not been completed by that date. The merger agreement also specifies other circumstances under which it may be terminated by either or both of the parties. The board of directors has recommended a vote in favor of the transaction, and management is working closely with Georgeson Shareholder, an international proxy solicitation firm, in an effort secure a sufficient number of affirmative votes as soon as possible, and in any event prior to December 31, 2005.

“We continue to urge stockholders to cast their vote on the proposal described in the proxy statement,” said Pehong Chen, CEO of BroadVision. “If stockholders do not return their proxy cards, instruct their brokers how to vote, or vote in person at the special meeting, then the effect will be a vote against the transaction.”

“As we’ve previously described, our board of directors believes that the Company will likely become insolvent if this transaction is not completed,” Dr. Chen continued. “Vector Capital’s recent public and private statements show that they would rather negotiate an asset sale at a reduced price than complete the merger, which would result in our stockholders receiving an amount, if any, that is significantly less than the $0.84 per share in cash available in this transaction. Contrary to some of their statements, we believe they will be obligated to complete the merger if it is approved by our stockholders and that this remains the best available alternative for all of our stakeholders,” he said.

About BroadVision

BroadVision (Nasdaq: BVSN) is a global provider of web self-service solutions. Our agile commerce and portal applications enable customers to quickly create and adapt online processes to keep pace with changing business requirements. Over 1,000 organizations, serving nearly 75 million registered users, rely on BroadVision's open solutions to power and personalize their mission-critical web initiatives. Additional information about BroadVision can be obtained at www.broadvision.com.

Information Concerning Forward-Looking Statements

 Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from BroadVision’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to: the risk that the merger transaction may not close; difficulty in attracting or retaining customers or employees as a result of the signing of the definitive merger agreement or the failure of the transaction to close; litigation resulting from the signing of the merger agreement or the associated transactions; and general economic and market conditions. These and other factors and risks associated with BroadVision’s business are discussed in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”).

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, BroadVision has filed a definitive proxy statement and other relevant materials with the SEC.  BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF BROADVISION ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by BroadVision with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of BroadVision may obtain free copies of the documents filed with the SEC by contacting BroadVision Investor Relations at 650-261-5100 or BroadVision, Inc., 585 Broadway, Redwood City, CA 94063. You may also read and copy any reports, statements and other information filed by BroadVision with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

BroadVision and its executive officers and directors may be deemed to be participants in the solicitation of proxies from BroadVision stockholders in favor of the proposed transaction. Certain executive officers and directors of BroadVision have interests in the transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements, ownership interests in BroadVision’s parent company after the transaction and continuation of director and officer insurance and indemnification. These interests are described in the definitive proxy statement.